Exhibit 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated April 28, 2011 on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three month periods ended April 3, 2011 and March 28, 2010 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2011 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-170196; 333-154677; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).

Very truly yours,

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2011